As filed with the Securities and Exchange Commission on January 19, 2024

Registration No. 333-264938

Registration No. 333-232239

Registration No. 333-219491

Registration No. 333-190490

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264938

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232239

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219491

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190490

UNDER

THE SECURITIES ACT OF 1933

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0927979
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4275 Executive Square, Suite 300

La Jolla, California 92037

(Address of Principal Executive Offices)(Zip Code)

MEDICINOVA, INC. 2013 EQUITY INCENTIVE PLAN

MEDICINOVA, INC. 2023 EQUITY INCENTIVE PLAN

(Full titles of the plans)

Yuichi Iwaki, M.D., Ph.D. President and Chief Executive Officer 4275 Executive Square, Suite 300 La Jolla, California 92037 (858) 373-1500	Kirt W Shuldberg, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Rd., Suite 200 San Diego, California 92130 Tel: (858) 436-8000
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

MediciNova, Inc., a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission (the “SEC”) the following registration statements on Form S-8 (collectively, the “Registration Statements”) on the dates set forth below to register shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), under the Registrant’s 2013 Equity Incentive Plan (the “2013 Plan”), as set forth below:

File No. 333-264938 on May 13, 2022 to register 1,500,000 shares of Common Stock;

File No. 333-232239 on June 21, 2019 to register 3,500,000 shares of Common Stock;

File No. 333-219491 on July 26, 2017 to register 1,700,000 shares of Common Stock; and

File No. 333-190490 on August 8, 2013 to register 5,329,794 shares of Common Stock.

Pursuant to the Registration Statements, an aggregate of 12,029,794 shares of Common Stock were registered for issuance from time to time under the 2013 Plan. The 2013 Plan expired on April 21, 2023 (the “Prior Plan Expiration Date”). Following the Prior Plan Expiration Date, no future awards were granted under the 2013 Plan.

On June 13, 2023 (the “Approval Date”), the Registrant’s stockholders approved the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”). Pursuant to the terms of the 2023 Plan, the number of share reserved and available for grant and issuance pursuant to the 2023 Plan will not exceed 9,934,567, which is the sum of: (i) shares of Common Stock subject to awards granted under the 2013 Plan that were outstanding at 11:59 p.m. Pacific Time on the Prior Plan Expiration Date and are subsequently forfeited, expire or lapse unexercised or unsettled and shares issued pursuant to awards granted under the 2013 Plan that were outstanding as of 11:59 p.m. on the Prior Plan Expiration Date and are subsequently forfeited to or reacquired by the Registrant; and (ii) shares reserved under the 2013 Plan that were not issued or subject to outstanding awards under the 2013 Plan at 11:59 p.m. on the Prior Plan Expiration Date (the shares described in clauses (i) and (ii) collectively, the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (the “Post-Effective Amendment”) pursuant to item 512(a)(1)(iii) and SEC Compliance and Disclosure Interpretation 126.43 to amend each of the Registration Statements to register the offer of the Rollover Shares under the 2023 Plan (as such shares would no longer be issuable under the 2013 Plan as of the Approval Date). In accordance with SEC Compliance and Disclosure Interpretation 126.43, no new filing fee is due upon the filing of this Post-Effective Amendment. This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements. For the avoidance of doubt, the Registrant is not hereby registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously approved by the Registrant’s stockholders as of the Approval Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in this Part I is omitted from this Post-Effective Amendment in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MediciNova, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)

the Registrant’s Annual Report on Form 10-K/A filed with the SEC for the fiscal year ended December  31, 2022 (including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2023 that are incorporated by reference therein);

(b)	the Registrant’s quarterly reports on Form 10-Q filed with the SEC for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023;

(c)	the Registrant’s Current Reports on Form 8-K filed with the SEC on April 26, 2023, June 14, 2023 and August 7, 2023; and

(d)

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 26, 2005 (File No. 000-51133), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the effective date of this Post-Effective Amendment, but prior to the filing of a post-effective amendment to the Post-Effective Amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part thereof from the date of filing such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VIII of the Registrant’s restated certificate of incorporation, as amended (Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33185) filed with the SEC on August 9, 2012), and Article 6 of the Registrant’s amended and restated bylaws (Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-119433) filed April 25, 2019) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant, as subsequently amended by certificates of amendment (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-33185) filed August 9, 2012).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-33185) filed April 25, 2019).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K (File No. 001-33185) filed February 15, 2007).

4.4	Amended and Restated Registration Rights Agreement, dated September 2, 2004, by and among the Registrant, its founders and the investors named therein (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-119433) filed October 1, 2004).

4.5	Description of Capital Stock (incorporated by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K (File No. 001-33185) filed February 16, 2022).

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

99.1†	2023 Equity Incentive Plan and forms of award agreements thereunder.

†	Management compensation plan or arrangement.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Post-Effective Amendment:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (l)(i) and (l)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Post-Effective Amendment.

(2)

That, for the purpose of determining any liability of the Registrant under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on January 19, 2024.

MEDICINOVA, INC.

By:	/s/ Yuichi Iwaki, M.D., Ph.D
Yuichi Iwaki, M.D., Ph.D President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuichi Iwaki, M.D., Ph.D. and Jason J. Kruger, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuichi Iwaki, M.D., Ph.D. Yuichi Iwaki, M.D., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2024

/s/ Jason J. Kruger Jason J. Kruger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 19, 2024

/s/ Carolyn Beaver Carolyn Beaver	Director	January 19, 2024

/s/ Nicole Lemerond Nicole Lemerond	Director	January 19, 2024

/s/ Kazuko Matsuda, M.D., Ph.D. Kazuko Matsuda, M.D., Ph.D.	Director	January 19, 2024

/s/ Hideki Nagao Hideki Nagao	Director	January 19, 2024